EXHIBIT 99.2
Orchard Valley Harvest, Inc.
BALANCE SHEETS
(Unaudited)
March 31, 2010 and December 31, 2009
(dollars in thousands)

	March 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:

Cash	$—	$—
Accounts receivable, less allowance of $53	6,166	3,753
Inventories	9,484	9,033
Prepaid expenses and other current assets	2,295	1,185

TOTAL CURRENT ASSETS	17,945	13,971

PROPERTY AND EQUIPMENT:
Machinery and equipment	3,689	3,762
Furniture and leasehold improvements	76	40
Vehicles	52	101
Construction in progress	8	—

	3,825	3,903
Less: Accumulated depreciation	(855)	(795)

TOTAL PROPERTY AND EQUIPMENT	2,970	3,108

Other Assets	38	21

TOTAL ASSETS	$20,953	$17,100

	March 31,	December 31,
	2010	2009
LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank line of credit	$5,090	$5,797
Current maturities of long-term debt	628	627
Accounts payable	4,409	2,903
Book overdraft	1,687	467
Distribution payable to stockholders	1,787	2,188
Other current liabilities	215	205

TOTAL CURRENT LIABILITIES	13,816	12,187

LONG-TERM DEBT, net of current maturities	936	1,093

COMMITMENTS AND CONTINGENCIES (Note 2)	—	—
STOCKHOLDERS’ EQUITY:
Retained Earnings	6,196	3,815
Common Stock, no par value, 100,000 shares authorized, 10,000 shares issued and outstanding	5	5

TOTAL STOCKHOLDERS’ EQUITY	6,201	3,820

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$20,953	$17,100

The accompanying notes are an integral part of these financial statements.

Orchard Valley Harvest, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)
For the quarters ended March 31, 2010 and 2009
(dollars in thousands)

	2010	2009
Net sales	$13,157	$13,185
Cost of sales	9,715	11,293

Gross profit	3,442	1,892

Operating expenses:
Selling expenses	477	441
Administrative expenses	483	357

Total operating expenses	960	798

Income from operations	2,482	1,094
Other income (expense):
Interest expense	(69)	(154)
Other income (expense)	5	—

Total other expense, net	(64)	(154)

Income before income taxes	2,418	940
Income tax expense	37	21

Net income	$2,381	$919

The accompanying notes are an integral part of these financial statements.

Orchard Valley Harvest, Inc
STATEMENTS OF CASH FLOWS
(Unaudited)
For the quarters ended March 31, 2010 and 2009
(dollars in thousands)

	2010	2009
Cash flows from operating activities:
Net income	$2,381	$919
Depreciation	109	115
Loss on disposition of equipment	37	—
Change in current assets and current liabilities:
Accounts receivable	(2,413)	(2,828)
Inventories	(451)	2,998
Prepaid expenses and other current assets	(1,089)	(839)
Accounts payable	1,506	2,761
Other	(28)	(7)

Net cash provided by operating activities	52	3,119

Cash flows from investing activities:
Purchases of property and equipment	(8)	(46)

Net cash used in investing activities	(8)	(46)

Cash flows from financing activities:
Borrowings under revolving credit facilities	4,427	10,491
Repayments of revolving credit borrowings	(5,134)	(11,043)
Principal payments on long-term debt	(156)	(255)
Increase/(decrease) in book overdraft	1,220	(1,241)
Distributions to stockholders	(401)	(389)

Net cash used in financing activities	(44)	(2,437)

Net increase in cash	—	636

Cash:
Beginning of period	—	—

End of period	$—	$636

The accompanying notes are an integral part of these financial statements.

Orchard Valley Harvest, Inc.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
(dollars in thousands)
NOTE 1 — BASIS OF PRESENTATION
The financial statements should be read in conjunction with the Orchard Valley Harvest, Inc. (“OVH”) historical financial statements for the year ended December 31, 2009. The financial statements reflect all adjustments, which in the opinion of management, are necessary for a fair presentation of OVH’s financial position at March 31, 2010 and 2009 and its results of operations and cash flows for the quarters ended March 31, 2010 and 2009. As of March 31, 2010 and 2009, comprehensive income is equal to OVH’s net income. The interim results of operations are not necessarily indicative of the results to be expected for the full year. The balance sheet as of December 31, 2009 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States of America.
NOTE 2 — TRANSACTIONS WITH RELATED PARTIES
OVH purchases materials from companies that are owned by a stockholder of OVH. Purchases from these related entities aggregated $1,402 and $1,250 for the quarters ended March 31, 2010 and 2009, respectively. Accounts payable to these related entities aggregated $311 and $856 at March 31, 2010 and December 31, 2009, respectively.
OVH sells materials to companies that are owned by a stockholder of OVH. Sales to these related entities aggregated $105 and $532 for the quarters ended March 31, 2010 and 2009, respectively. Accounts receivable to the related entities aggregated $36 and $226 at March 31, 2010 and December 31, 2009, respectively.
NOTE 3 — CONTINGENCIES
OVH is a party to various lawsuits, proceedings and other matters arising out of the conduct of its business. It is OVH’s management’s opinion that the ultimate resolution of these matters will not have a material adverse effect upon OVH’s financial condition, results of operations or cash flows.
NOTE 4 — SUBSEQUENT EVENTS
On May 21, 2010, John B. Sanfilippo & Son, Inc. (the “Buyer”) purchased certain assets and assumed certain liabilities of OVH pursuant to a purchase agreement (the “Purchase Agreement”) entered into on May 5, 2010. The purchase price for the assets of OVH was $32,910 in cash plus additional future consideration of up to $10,079, which is contingent upon performance of the acquired business for the 2010 and 2011 calendar years, as more specifically described in the Purchase Agreement.
The Purchase Agreement contains customary representations, warranties and covenants and provides for indemnification by each of the parties (as well as by Stephen J. Kerr, John Potter and Matthew I. Freidrich, solely as the Trustee of the Payton Potter 2007 Irrevocable Trust (collectively, the “Stockholders”) in certain circumstances) in the event of, among other things, a breach of such representations, warranties or covenants. A portion of the cash consideration will be held in escrow for up to 18 months in order to secure such indemnification obligations. The Stockholders are parties to the Purchase Agreement solely with respect to certain indemnification provisions.
The foregoing description of the Purchase Agreement is only a summary and does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

OVH has evaluated whether any subsequent events that require recognition or disclosure in the accompanying consolidated financial statements and related notes thereto have taken place through August 2, 2010.